EXHIBIT 99

EMC Insurance Group Inc. Announces Second Quarter
Operating Loss and Combined Ratio Estimates,
Revises 2014 Operating Income Guidance, and Provides
Earnings Call and Access Information

DES MOINES, Iowa (July 21, 2014) - EMC Insurance Group Inc. (NASDAQ OMX/GS:EMCI) (the “Company”), today announced that second quarter 2014 operating results were impacted by a higher than anticipated level of losses. Management anticipates that the Company will report a second quarter 2014 operating loss1 of approximately $0.02 per share, and that the GAAP combined ratio will be approximately 109.6 percent.

Second quarter catastrophe and storm losses are expected to approximate $1.35 per share after tax, compared to $1.06 per share after tax in the second quarter of 2013. On a segment basis, catastrophe and storm losses are expected to total approximately $21.5 million, or $1.04 per share after tax, in the property and casualty insurance segment and $6.5 million, or $0.31 per share after tax, in the reinsurance segment. These losses are primarily attributed to hail, wind and tornado damage associated with several severe Midwest storms.

In addition, large losses, (which the Company defines as losses greater than $500,000 for the EMC Insurance Companies pool, excluding catastrophe and storm losses) increased to approximately $9.9 million, or $0.48 per share after tax, compared to $6.5 million, or $0.33 per share after tax, in the second quarter of 2013.

“We generally expect an elevated level of catastrophe and storm losses in the second quarter due to our exposure to Midwest convective storms; however, this has been a somewhat unusual year due to the severe hail/wind damage events that have occurred,” stated President and Chief Executive Officer Bruce G. Kelley. “We continue to implement moderate premium rate level increases in the property and casualty insurance segment, but, as previously reported, rate levels have declined in the reinsurance segment due to excess capital in the industry,” continued Kelley.

Based on actual results for the first six months of 2014 and projections for the remainder of the year, management has revised its 2014 operating income guidance from the previous range of $2.65 to $2.90 per share to a revised range of $2.00 to $2.25 per share. The revised guidance is based on a projected GAAP combined ratio of 101.0 percent, and a mid-single digit increase in investment income. The projected GAAP combined ratio has a load of 11.2 percentage points for catastrophe and storm losses, which reflects an increase of 1.2 percentage points from the previous load of 10.0 percentage points.

Earnings Call Access Information
Additionally, the Company announced that 2014 second quarter earnings results will be released before the market opens on August 7, 2014. An earnings call will be held at 11:00 a.m. Eastern time on that date to allow securities analysts, stockholders and other interested parties the opportunity to hear management discuss the Company’s 2014 second quarter earnings results, as well as its expectations for the remainder of the year.

Teleconference:
Dial-in information for the call is toll-free 1-877-407-9205 (International: 1-201-689-8054).

Webcast:
The teleconference is being webcast and can be accessed live and for replay at the Company’s investor relations page at www.emcins.com/ir. The webcast will be archived and available for replay until November 7, 2014.

Transcript:
A transcript of the teleconference will be available on the Company’s website soon after the completion of the teleconference.

About EMCI
EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance, which was formed in 1974 and became publicly held in 1982. The Company’s common stock trades on the Global Select Market tier of the NASDAQ OMX Stock Market under the symbol EMCI. Additional information regarding EMC Insurance Group Inc. may be found at www.emcins.com/ir. EMCI’s parent company is Employers Mutual Casualty Company (EMCC). EMCI and EMCC, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.

Cautionary Note Regarding Forward-Looking Statements:
The Private Securities Litigation Reform Act of 1995 provides issuers the opportunity to make cautionary statements regarding forward-looking statements. Accordingly, any forward-looking statement contained in this report is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management. These beliefs, assumptions and expectations can change as the result of many possible events or factors, not all of which are known to management. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, plans and objectives may vary materially from those expressed in the forward-looking statements.

The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:

•catastrophic events and the occurrence of significant severe weather conditions;
•the adequacy of loss and settlement expense reserves;
•state and federal legislation and regulations;

•	changes in the property and casualty insurance industry, interest rates or the performance of financial markets and the general economy;
•rating agency actions;
•“other-than-temporary” investment impairment losses; and

•	other risks and uncertainties inherent to the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K.

Management intends to identify forward-looking statements when using the words “believe,” “expect,” “anticipate,” “estimate,” “project,” or similar expressions. Undue reliance should not be placed on these forward-looking statements. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions that it may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

¹The Company prepares its public financial statements in conformity with accounting principles generally accepted in the Unites States of America (GAAP). Operating income/loss is a non-GAAP financial measure, calculated by excluding net realized investment gains/losses from net income/loss. The Company’s calculation of operating income/loss may differ from similar measures used by other companies, so investors should exercise caution when comparing the Company’s measure of operating income/loss to the measure of other companies. Management’s projected operating income guidance is also considered a non-GAAP financial measure.

Management believes operating income/loss is useful to investors because it illustrates the performance of our normal, ongoing operations, which is important in understanding and evaluating our financial condition and results of operations. While this measure is consistent with measures utilized by investors to evaluate performance, it is not a substitute for the GAAP financial measure of net income/loss. Management also uses non-GAAP financial measures for goal setting, determining employee and senior management awards and compensation, and evaluating performance.